Exhibit 99.1

Compass Diversified Holdings Ryan J. Faulkingham Chief Financial Officer 203.221.1703 ryan@compassequity.com	Investor Relations and Media Contact: The IGB Group Leon Berman 212.477.8438 lberman@igbir.com
Compass Diversified Holdings Announces Sale of Clean Earth

Transaction Expected to Result in Gain on Sale of Approximately $200 Million; Total Gains Expected to Increase to over $1 Billion

Company to Further Reduce Debt and Strengthen Balance Sheet

Westport, Conn., May 9, 2019 - Compass Diversified Holdings (NYSE: CODI), an owner of leading middle market businesses, announced today that Compass Group Diversified Holdings LLC (together with Compass Diversified Holdings, “CODI” or the Company”) has entered into a definitive agreement (the “Agreement”) to sell its majority owned subsidiary, CEHI Acquisition Corporation, the parent company of Clean Earth, Inc. ("Clean Earth"), to a wholly-owned subsidiary of Harsco Corporation (NYSE: HSC). Under the terms of the Agreement, Clean Earth will be sold to Harsco Corporation for approximately $625 million in cash. The closing of this transaction is subject to customary terms and conditions, including regulatory approval, and is expected to occur within the next few months.

The Company expects to realize a gain on the sale of Clean Earth of approximately $200 million and intends to use the net proceeds to repay the remaining outstanding debt under the Company's revolving credit facility and for general corporate purposes.

Commenting on the transaction, Elias Sabo, CEO of Compass Diversified Holdings, stated, “We began our partnership with Clean Earth over four years ago and worked closely with its strong management team to achieve significant growth. Specifically, our success capitalizing on organic growth opportunities and completing a number of compelling add-on acquisitions enabled Clean Earth to meaningfully expand its geographic footprint, processing capabilities and extensive service offerings, allowing the company to achieve strong revenue and cash flow growth. We thank Chris Dods, Bernie Guerin and the entire Clean Earth management team for all of their hard work and dedication in realizing this extremely favorable outcome and wish them continued success in the future.”

Chris Dods, CEO of Clean Earth, stated, “CODI has been an ideal partner, providing hands-on support, outstanding guidance and growth capital to enable Clean Earth to best take advantage of attractive opportunities. I would like to thank CODI for their patient approach and commitment to invest in our business, driving growth and further strengthening Clean Earth’s brand, industry leadership and financial performance. The momentum that they helped create will provide us with a strong platform for the future.”

Mr. Sabo concluded, “The Clean Earth sale is our second opportunistic divestiture of 2019 and once again demonstrates the advantages of CODI’s investment strategy, drawing on our permanent capital and management resources to strengthen our subsidiaries and unlock substantial value. Following the closing of this transaction, we expect to realize a gain on sale of approximately $200 million, increasing total gains to shareholders to over $1 billion since our IPO, and intend to use sale proceeds to pay down debt and strengthen our balance sheet. Going forward, we will continue to reinvest in our leading industrial and branded consumer subsidiaries, while taking advantage of additional platform and add-on acquisition opportunities, as well as pursing divestitures that increase shareholder value. Providing shareholders consistent and sizeable cash distributions also continues to be a priority and based on the cashflows we anticipate generating from our remaining leading subsidiaries, we are well positioned to continue to distribute $1.44 per share on an annual basis.”

Moelis & Company LLC and Houlihan Lokey acted as financial advisors to CODI in connection with the transaction. Squire Patton Boggs (US) LLP acted as legal counsel to CODI.
About Compass Diversified Holdings (“CODI”)
CODI owns and manages a diverse family of established North American middle market businesses. Each of its current subsidiaries is a leader in its niche market.
CODI maintains controlling ownership interests in each of its subsidiaries in order to maximize its ability to impact long term cash flow generation and value. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and to make cash distributions to its shareholders.
Our nine majority-owned subsidiaries are engaged in the following lines of business:

•	The design and marketing of purpose-built tactical apparel and gear serving a wide range of global customers (5.11);

•	The manufacture of quick-turn, small-run and production rigid printed circuit boards (Advanced Circuits);

•	The manufacture of engineered magnetic solutions for a wide range of specialty applications and end-markets (Arnold Magnetic Technologies);

•	Environmental services for a variety of contaminated materials including soils, dredged material, hazardous waste and drill cuttings (Clean Earth);

•	The design and marketing of wearable baby carriers, strollers and related products (Ergobaby);

•	The design and manufacture of custom molded protective foam solutions and OE components (Foam Fabricators);

•	The design and manufacture of premium home and gun safes (Liberty Safe);

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The manufacture and marketing of portable food warming fuels for the hospitality and consumer markets, flameless candles and house and garden lighting for the home decor market, and wickless candle products used for home decor and fragrance systems (The Sterno Group); and

•	The design, manufacture and marketing of airguns, archery products, optics and related accessories (Velocity Outdoor).

This press release may contain certain forward-looking statements, including statements with regard to the future performance of CODI and expectations related to the sale of Clean Earth. Words such as "believes," "expects," “anticipates,” “intends,” "projects," and "future" or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the SEC for the year ended

December 31, 2018 and other filings with the SEC. Except as required by law, CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.